EXHIBIT 99.1

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Consolidated Statements of Financial Condition

	December 31, 2007	December 31, 2006
ASSETS
Cash (including interest-earning deposits of approximately $4,036,500 and $2,267,000, respectively)	$11,265,300	$9,469,800
Investment securities:
Available-for-sale (amortized cost of $20,716,600 and $27,791,300, respectively)	20,224,400	27,965,300
Other investments, at cost	2,669,600	2,442,700
Loans receivable, net	218,887,300	207,725,200
Premises and equipment, net	7,371,000	7,044,300
Other assets	6,249,700	6,028,700

Total Assets	$266,667,300	$260,676,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing	$168,579,200	$172,548,300
Noninterest-bearing	27,984,700	25,554,500

Total deposits	196,563,900	198,102,800
Advances from Federal Home Loan Bank	41,116,700	35,233,300
Other liabilities	1,266,000	1,213,600

Total liabilities	238,946,600	234,549,700

Stockholders’ equity
Preferred stock, par value $1 per share, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.275; 6,000,000 shares authorized; 2,500,927 and 2,497,327 issued and outstanding, respectively	687,800	686,800
Additional capital	8,400,000	8,372,600
Retained earnings	18,959,200	16,953,400
Accumulated other comprehensive income (loss)	(326,300)	113,500

Total stockholders’ equity	27,720,700	26,126,300

Total Liabilities and Stockholders’ Equity	$266,667,300	$260,676,000

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Income

	Years Ended December 31,
	2007	2006	2005
Interest and dividend income
Loans	$14,832,300	$13,556,500	$11,232,700
Investments
Taxable interest	911,700	1,143,900	1,307,600
Tax-exempt interest	241,600	167,400	135,600
Dividends	271,100	244,700	174,600

Total interest and dividend income	16,256,700	15,112,500	12,850,500

Interest expense
Deposits	5,782,500	4,962,700	3,385,900
FHLB/other advances	1,669,800	1,654,800	1,028,100

Total interest expense	7,452,300	6,617,500	4,414,000

Net interest income	8,804,400	8,495,000	8,436,500
Provision (recovery) for loan losses	(72,600)	58,700	303,700

Net interest income after provision for loan losses	8,877,000	8,436,300	8,132,800

Noninterest income
Deposit account fees	2,319,100	2,286,400	1,343,100
Loan fees	125,700	159,100	118,000
Mortgage banking fees	221,700	130,600	173,400
Commissions on investment brokerage sales	387,400	337,200	172,100
Gains from investment securities activities	74,500	210,000	166,400
Gains on sale of real estate	—	—	149,500
Other	272,000	268,600	256,900

Total noninterest income	3,400,400	3,391,900	2,379,400

Noninterest expense
Compensation and employee benefits	4,254,000	3,897,600	3,144,100
Occupancy and equipment	1,906,200	1,911,000	1,740,800
Data processing	821,100	799,000	762,200
Professional fees	435,900	398,900	316,700
Marketing and promotion	204,700	132,300	148,200
Loss on disposal of fixed assets	147,900	—	6,500
Other	670,300	600,400	525,600

Total noninterest expense	8,440,100	7,739,200	6,644,100

Income before income taxes	3,837,300	4,089,000	3,868,100
Income taxes	1,106,700	1,155,900	1,192,800

Net income	$2,730,600	$2,933,100	$2,675,300

Earnings Per Common Share:
Basic	$1.09	$1.18	$1.08

Diluted	$1.08	$1.16	$1.06

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Stockholders’ Equity

	Number of Shares	Common Stock	Additional Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2004	2,063,284	$680,900	$8,199,000	$12,494,400	$584,700	$21,959,000
Common stock cash dividend declared	—	—	—	(538,300)	—	(538,300)
Exercise of stock options, net of 1,492 of existing shares exchanged in lieu of exercise payment	10,923	3,600	59,100	—	—	62,700
Tax benefit associated with the exercise of stock options	—	—	9,300	—	—	9,300
Comprehensive income (loss)	—	—	—	2,675,300	(539,400)	2,135,900

Balance, December 31, 2005	2,074,207	684,500	8,267,400	14,631,400	45,300	23,628,600
Common stock cash dividend declared	—	—	—	(610,300)	—	(610,300)
Exercise of stock options	7,804	2,300	53,900	—	—	56,200
Compensation expense associated with the granting of stock options	—	—	40,400	—	—	40,400
Tax benefit associated with the exercise of stock options	—	—	10,900	—	—	10,900
6-for-5 Stock Split	415,316	—	—	(800)	—	(800)
Comprehensive income	—	—	—	2,933,100	68,200	3,001,300

Balance, December 31, 2006	2,497,327	686,800	8,372,600	16,953,400	113,500	26,126,300
Common stock cash dividend declared	—	—	—	(724,800)	—	(724,800)
Exercise of stock options	3,600	1,000	21,700	—	—	22,700
Tax benefit associated with the exercise of stock options	—	—	5,700	—	—	5,700
Comprehensive income (loss)	—	—	—	2,730,600	(439,800)	2,290,800

Balance, December 31, 2007	2,500,927	$687,800	$8,400,000	$18,959,200	$(326,300)	$27,720,700

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$2,730,600	$2,933,100	$2,675,300
Adjustments to reconcile to net cash provided by operating activities:
Provision (recovery of provision) for loan losses	(72,600)	58,700	303,700
Depreciation and amortization	688,900	746,200	731,500
Gains from investment securities activities	(74,500)	(210,000)	(166,400)
Gain on sale of real estate	—	—	(149,500)
Loss on disposal of fixed assets	147,900	—	6,500
Other noncash operating activities	(163,900)	(104,600)	(59,800)
Changes in:
Deferred loan fees	19,600	54,000	(34,100)
Other assets	(68,300)	(213,400)	(75,000)
Other liabilities	220,100	443,000	(255,100)

Net cash flows from operating activities	3,427,800	3,707,000	2,977,100

Cash flows from investing activities
Purchase of available-for-sale securities	(828,500)	(4,984,900)	(3,108,400)
Proceeds from maturities, sales and calls of available-for-sale securities	7,989,200	7,194,200	9,716,600
Purchase of other investments	(2,438,000)	(2,804,500)	(3,709,300)
Proceeds from maturities, sales and calls of other investments	2,211,100	2,822,700	2,981,300
Proceeds from sale of real estate	—	—	323,100
Loan originations, net of repayments	(11,109,100)	(15,141,400)	(17,144,500)
Purchase of premises and equipment	(1,099,400)	(260,800)	(115,200)

Net cash flows from investing activities	(5,274,700)	(13,174,700)	(11,056,400)

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
Cash flows from financing activities
Net increase (decrease) in demand deposits	$8,729,700	$(13,911,500)	$(2,177,400)
Net increase (decrease) in time deposits	(10,268,600)	23,043,800	(1,590,000)
Proceeds from FHLB advances	300,900,000	169,400,000	133,600,000
Repayments of FHLB advances	(295,016,600)	(168,216,700)	(121,516,700)
Proceeds from exercise of stock options	22,700	56,200	62,700
Payment of dividends on common stock	(724,800)	(610,300)	(538,300)

Net cash flows from financing activities	3,642,400	9,761,500	7,840,300

Change in cash and cash equivalents	1,795,500	293,800	(239,000)

Cash and cash equivalents, beginning of year	9,469,800	9,176,000	9,415,000

Cash and cash equivalents, end of year	$11,265,300	$9,469,800	$9,176,000

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$7,400,600	$6,204,300	$4,288,700
Cash paid during the period for income taxes	$1,265,000	$1,220,000	$1,158,500
Conversion of Trust Preferred Stock investment to common stock	$—	$—	72,000

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

Shore Financial Corporation (the “Company”) is a Virginia corporation organized in September 1997 by Shore Bank (the “Bank”) for the purpose of becoming a unitary holding company of the Bank. The Company became a unitary holding company of the Bank on March 16, 1998. The business and management of the Company consists of the business and management of the Bank. The Bank became a Virginia chartered, Federal Reserve member, commercial bank on March 31, 1998. Previously, the Bank was a federally chartered savings bank. The Company and the Bank are headquartered on the Eastern Shore in Onley, Virginia.

The Company’s assets primarily consist of approximately $4.7 million in cash and investments and its investment in the Bank. Currently, the Company does not participate in any other activities outside of controlling the Bank. The Bank provides a full range of banking services to individual and corporate customers through its eight banking offices located on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton, Virginia, and the Salisbury/Wicomico County area in Maryland. The Company’s common stock became publicly traded in August 1997, upon completing its subscription rights and initial public offerings, which included the sale of 431,250 shares of common stock.

Shore Investments, Inc. (“Shore Investments”), a subsidiary of the Bank, engages in financial activities supporting the Bank’s operations. These activities include, but are not limited to, the selling of investment and insurance products. The Bank’s subsidiary is invested in a title insurance agency and an investment company while the Company is invested in a trust company, all of which provide services to banking customers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, the Bank and Shore Investments. All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate owned.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as they are incurred.

Investment Securities

Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investments in debt and equity securities classified as trading, if any, are stated at fair value. Unrealized holding gains and losses for trading securities are included in the statement of income. The Company had no such securities during the periods reported in the financial statements. All other investment securities with readily determinable fair values are classified as available-for-sale. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported, net of tax effect, in other comprehensive income until realized.

Investments in Federal Home Loan Bank of Atlanta, Federal Reserve Bank of Richmond, VBA Investment Services, Bankers Title of Hampton Roads LLC, Community Bankers’ Bank and Maryland Financial Bank stock are stated at cost, as these securities are restricted and do not have readily determinable fair values.

Gains and losses on the sale of securities are determined using the specific identification method. Other-than-temporary declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost, if any, are included in earnings as realized losses.

Loans Receivable

Loans receivable consist of real estate loans secured by first deeds of trust on single-family residences, other residential property, commercial property and land located primarily in an area known as the Eastern Shore of Virginia and Maryland, as well as secured and unsecured consumer and commercial loans.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The Bank places loans on nonaccrual status after being delinquent greater than 90 days, or earlier, if the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, a specific allowance is established through a charge to income for previously accrued but uncollected interest income. Thereafter, interest is recognized only as cash is received until six months after the loan is brought current.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

The allowance for loan losses represents an amount management believes is adequate to provide for probable loan losses inherent in the loan portfolio. Management evaluates the allowance for loan losses on a regular basis using a methodology that considers various risk factors in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies. This methodology includes analyzing historical loan losses, existing doubtful accounts, the experience of its lenders, growth by loan category, specific loan risk (i.e. construction loans), economic conditions and loan to value considerations. However, risks of future losses cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks are influenced by general economic trends as well as conditions affecting individual borrowers, management’s judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. In the opinion of management, the present allowance is adequate to absorb reasonably foreseeable loan losses. Additions to the allowance are reflected in current operations. Charge-offs to the allowance are made when the loan is considered uncollectible or is transferred to real estate acquired in settlement of loans.

A loan is considered impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan’s current outstanding principal balance over the estimated fair value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan’s original effective interest rate. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under home equity lines of credit, overdraft protection arrangements, commercial lines of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that restrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real Estate Owned

Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Subsequently, property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

Management periodically performs valuations, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

Buildings	25 to 40 years
Furniture and equipment	5 to 15 years
Computer equipment and software	3 to 5 years
Automobiles	3 to 5 years

Income Taxes

Deferred income taxes represent the cumulative tax effect from temporary differences in the recognition of taxable or deductible amounts for income tax and financial reporting purposes.

Prior to July 1, 1996, in computing federal income taxes, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income before such deduction or an amount based on a percentage of eligible loans. The applicable percentage of taxable income used for the bad debt deduction was 8%. Effective July 1, 1996, the percentage of taxable income method and the percentage of eligible loans method for determining the bad debt deduction are no longer available. At December 31, 2007, the cumulative bad debt reserve, upon which no taxes have been paid on tax returns, was approximately $1.2 million. Of this amount, $783,000 represents that portion of the cumulative bad debt reserve for which financial statement income taxes have not been provided, in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes.

Earnings Per Common Share

Basic Earnings Per Share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Segment Reporting

Public business enterprises are required to report information about operating segments in annual financial statements, and selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available, and evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

Derivative Instruments and Hedging Transactions

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The Company did not hold derivatives during the periods reported on in the consolidated financial statements.

On March 13, 2002, the FASB determined that loan commitments related to the acquisition or origination of mortgage loans that will be held for sale must be accounted for as derivative instruments, effective for fiscal quarter beginning after April 20, 2002. Accordingly, the Company adopted such accounting on July 1, 2002. The Company did not hold any mortgage loans for sale during the periods reported on in the consolidated financial statements.

Cash and Cash Equivalents

Cash equivalents include currency, balances due from banks, interest-earning deposits with maturities of ninety days or less and federal funds sold.

The Company is required to maintain reserves with the Federal Reserve Bank of Richmond. The aggregate daily average reserves required for the final reporting period was $25,000 for each of the years ended December 31, 2007 and 2006, which was satisfied by the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Other Intangibles

The Company adopted Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to an annual assessment for impairment by applying a fair value based test. Additionally, under SFAS 142, acquired intangible assets are separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful life. Branch acquisition transactions were outside the initial scope of SFAS 142 and, accordingly, intangible assets related to such transactions continued to amortize upon the adoption of SFAS 142. However, in October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This statement amends previous interpretative guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of FASB Statement No. 141, Business Combinations, and FASB No. 142 to branch acquisitions if such transactions meet the definition of a business combination.

Management has evaluated the deposit acquisition that occurred in 2002. The acquisition of the Susquehanna Bank deposits in the Salisbury, Maryland market do not qualify as a business combination and the intangible asset related to this deposit acquisition will continue to be amortized over the estimated useful life of the deposits acquired.

Stock Compensation Plans

Prior to January 1, 2006, the Company accounted for stock compensation using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans prior to January 1, 2006 had no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost was recognized for them. On January 1, 2006, the Company adopted SFAS 123(R), Share-Based Payment. The standard eliminated the ability to account for share-based compensation transactions under the intrinsic value method and required that such transactions be accounted for using a fair value-based method which results in the recognition of compensation expense in the Company’s statement of income. For the years ended December 31, 2007 and 2006, the Company recognized $900 and $40,300 of such expense, respectively.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123, Accounting for Stock-Based Compensation, was issued by the FASB in December, 2002. SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In accordance with SFAS 148, the Company provides disclosures as if the fair value-based method of measuring all outstanding stock options was already adopted and recognized in 2005. The following table presents the effect on net income and on basic and diluted net income per share as if the fair value-based method had been applied to all outstanding and unvested awards at December 31, 2005. Since the fair-value based method was adopted in 2006, no such disclosure is necessary for the years ended December 31, 2007 and 2006.

Years Ended December 31, 2005
(Dollars in thousands, except per share data)
Net income, as reported	$2,675,300
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(116,600)

Pro forma net income	$2,558,700

Earnings per share:
Basic - as reported	$1.08

Basic - pro forma	$1.03

Diluted - as reported	$1.06

Diluted - pro forma	$1.01

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2007	2006	2005
Dividend yield	2.10%	1.90%	1.90%
Expected life (years)	7.0	5.5	5.5
Expected volatility	25.00%	25.00%	25.00%
Risk-free interest rate	5.00%	4.65%	4.65%

Accounting for Long-Lived Assets

Effective January 1, 2002, the Company adopted FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement specifies criteria for classifying assets as held for sale. The adoption of this statement did not have a material impact on the Company’s financial condition and results of operations.

Guarantees

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees (“FIN 45”), requires that a liability be recognized, at inception, for the fair value of certain guarantees and for the ongoing obligation, if any, to perform over the term of the guarantee. The recognition provisions of FIN 45 are effective for certain guarantees modified or issued after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s results of operation or financial condition.

Lease Commitments

The Company enters into lease commitments for the use of certain real estate facilities as considered necessary to conduct its operations. These commitments are often for terms of five years with additional renewal options available and generally require monthly lease payments. These leases qualify as operating leases under applicable accounting guidance and, therefore, the monthly lease payments are expensed as incurred.

Reclassifications

Certain reclassifications of the prior years’ information have been made to conform to the December 31, 2007 presentation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Changes

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This statement amends Statements No. 133 and 140 by: permitting fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation; clarifying which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; establishing a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifying that concentrations of credit risk in the form of subordination are not embedded derivatives; and amending Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The statement was effective for fiscal years beginning after September 15, 2006. The adoption of this standard did not have a material impact on financial condition, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize a servicing asset or servicing liability each time an obligation is undertaken to service a financial asset by entering into a servicing contract in certain situations, and requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. The statement permits the choice between the “amortization method” and the “fair value measurement method” for the subsequent measurement of the servicing assets or liabilities, and allows for a one-time reclassification of available-for-sale securities to trading securities at initial adoption. The statement also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position, and additional disclosures for all separately recognized servicing assets and servicing liabilities. The statement was effective for fiscal years beginning after September 30, 2006. The adoption of this standard did not have a material impact on financial condition, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109,” which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is more likely than not (greater than 50 percent) realized upon ultimate settlement. The cumulative effect of applying FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of this standard did not have a material impact on financial condition, results of operations or cash flows.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Concluded)

Accounting Changes (Concluded)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting pronouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS No. 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of this Statement to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value and also establishes fair presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard did not have a material impact on financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141(R), Business Combinations, which replaces SFAS 141. This Statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired in the business combination, liabilities assumed and any non-controlling interest in the acquiree as well as the goodwill acquired in a business combination. SFAS 141(R) also establishes disclosure requirements which will enable the users to evaluate the nature and financial effects of the business combinations. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact of the adoption of SFAS 141(R) on the Company’s consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements – Amendment of ARB No. 51, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes expanded disclosure requirements that clearly identify and distinguish between the interest of the parent’s owners and the interests of the non-controlling owners of a subsidiary. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 160 on the Company’s consolidated financial position and results of operations.

NOTE 3 - INVESTMENT SECURITIES

A summary of the amortized cost and estimated fair values of investment securities is as follows:

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale
Debt securities:
United States government and agency obligations	$7,958,900	$99,700	$(2,300)	$8,056,300
Tax-exempt municipal bonds	6,412,700	29,100	(8,500)	6,433,300
Corporate bonds	1,000,300	3,600	—	1,003,900
Mortgage-backed securities	1,056,000	—	(8,700)	1,047,300

Total debt securities	16,427,900	132,400	(19,500)	16,540,800

Marketable equity securities:
Common stock	2,424,600	33,200	(530,100)	1,927,700
Preferred stock	1,864,100	—	(107,900)	1,756,200

Total marketable equity securities	4,288,700	33,200	(638,000)	3,683,900

	20,716,600	165,600	(657,500)	20,224,700

Other investment securities (at cost):
Federal Home Loan Bank stock	2,352,400	—	—	2,352,400
Federal Reserve Bank stock	124,800	—	—	124,800
Community Bankers’ Bank stock	63,300	—	—	63,300
Banker’s Title of Hampton Roads stock	13,300	—	—	13,300
VBA Investment Services stock	95,800	—	—	95,800
Maryland Financial Bank stock	20,000	—	—	20,000

Total other investment securities	2,669,600	—	—	2,669,600

	$23,386,200	$165,600	$(657,500)	$22,894,300

NOTE 3 - INVESTMENT SECURITIES (Continued)

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale
Debt securities:
United States government and agency obligations	$12,942,200	$1,200	$(204,300)	$12,739,100
Tax-exempt municipal bonds	6,414,400	21,200	(21,700)	6,413,900
Corporate bonds	2,003,300	18,600	—	2,021,900
Mortgage-backed securities	1,262,600	—	(41,300)	1,221,300

Total debt securities	22,622,500	41,000	(267,300)	22,396,200

Marketable equity securities:
Common stock	2,271,700	428,000	(9,800)	2,689,900
Preferred stock	2,897,100	13,900	(31,800)	2,879,200

Total marketable equity securities	5,168,800	441,900	(41,600)	5,569,100

	27,791,300	482,900	(308,900)	27,965,300

Other investment securities:
Federal Home Loan Bank stock	2,075,500	—	—	2,075,500
Federal Reserve Bank stock	124,800	—	—	124,800
Community Bankers’ Bank stock	63,300	—	—	63,300
Banker’s Title of Hampton Roads stock	13,300	—	—	13,300
VBA Investment Services stock	145,800	—	—	145,800
Maryland Financial Bank stock	20,000	—	—	20,000

	2,442,700	—	—	2,442,700

	$30,234,000	$482,900	$(308,900)	$30,408,000

The amortized cost and estimated fair value of debt securities at December 31, 2007 by contractual maturity are shown below:

	Amortized Cost	Fair Value
Available-for-sale
Due in one year or less	$2,000,300	$2,002,300
Due after one year through five years	8,624,800	8,680,500
Due after five years through ten years	2,975,100	3,036,700
Due after ten years	2,827,700	2,821,300

	$16,427,900	$16,540,800

At December 31, 2007 and 2006, investment securities with a carrying value of approximately $2.03 million and $974,000, respectively, were pledged as collateral for public deposits.

NOTE 3 - INVESTMENT SECURITIES (Concluded)

For the years ended December 31, 2007, 2006 and 2005, proceeds from the sales of securities available for sale amounted to $831,000, $1.4 million and $1.5 million, respectively. Gross realized gains amounted to $156,000, $231,000 and $189,000, respectively, while gross realized losses were $83,000, $21,000 and $23,000, respectively. The tax provision applicable to these net realized gains and losses amounted to $25,000, $77,000 and $56,000, respectively.

The following table summarizes the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007.

	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
United States government and agency obligations	$—	$—	$1,997,600	$(2,400)	$1,997,600	$(2,400)
Tax-exempt municipal bonds	—	—	1,705,200	(8,500)	1,705,200	(8,500)
Corporate bonds	—	—	—	—	—	—
Mortgage-backed securities	—	—	1,047,400	(8,700)	1,047,400	(8,700)
Adjustable Rate Mortgage Fund	—	—	—	—	—	—

Subtotal, debt securities	—	—	4,750,200	(19,600)	4,750,200	(19,600)

Federal Home Loan Mortgage
Corporation common stock	—	—	—	(530,100)	—	(530,100)
Preferred stock	505,000	(3,600)	836,500	(28,200)	1,341,500	(31,800)
Other equity securities	90,000	(4,100)	70,400	(5,700)	160,400	(9,800)

Subtotal, equity securities	595,000	(7,700)	906,900	(564,000)	1,501,900	(571,700)

Total temporarily impaired securities	$595,000	$(7,700)	$5,657,100	$(583,600)	$6,252,100	$(591,300)

There are a total of thirty-seven securities that have unrealized losses as of December 31, 2007: two United States government and agency securities, three United States agency MBS securities, three municipal securities, twenty-five common stock securities and four preferred stock securities. The debt securities are obligations of entities that are excellent credit risks. The impairment as noted is the result of interest rate market conditions and does not reflect on the ability of the issuers to repay the debt obligations. The losses in the common stock securities reflect recent swings in the equity markets. The impairment is the result of problems in the credit markets that should correct itself over time, resulting in a high probability of full recovery of investment. The preferred stock category represents ownership in three reputable companies whose credit ratings remain strong as measured by Moody’s and S&P. The Company maintains the ability and intent to hold all securities for the foreseeable future.

Other investment securities are accounted for using the cost method and are not included in the evaluation of impairment. However, these investments were reviewed by management and no identified events or changes in circumstances were identified that may have a significant adverse effect on their fair value.

NOTE 4 - LOANS RECEIVABLE

Loans receivable are summarized below:

	December 31,
	2007	2006
Real estate loans:
Coventional mortgage:
Secured by one-to-four family residences	$88,739,500	$80,245,200
Commercial mortgages	69,448,200	64,698,400
Land	31,170,100	31,645,000
Short-term construction	8,967,000	9,160,600
Home equity lines of credit	13,882,300	14,742,800
Consumer loans	3,842,000	3,380,800
Commercial loans:
Secured	5,046,900	5,348,200
Unsecured	4,121,200	4,333,500

Total loans	225,217,200	213,554,500

Less:
Loans in process	3,475,100	2,820,100
Deferred loan fees (costs), net	156,000	136,400
Allowance for loan losses	2,698,800	2,872,800

	$218,887,300	$207,725,200

The allowance for loan losses is summarized below:

	Years Ended December 31,
	2007	2006	2005
Balance at beginning of year	$2,872,800	$2,850,700	$2,404,500
Provision (provision recovery) charged to expense	(72,600)	58,700	303,700
(Charge-offs) recoveries, net	(101,400)	(36,600)	142,500

Balance at end of the year	$2,698,800	$2,872,800	$2,850,700

NOTE 4 - LOANS RECEIVABLE (Concluded)

At December 31, 2007, the Bank did not identify any impaired loans as defined by generally accepted accounting principles. At December 31, 2006, the Bank identified $3,000 of loans as impaired as defined by generally accepted accounting principles. However, the Bank did not allocate a valuation allowance for this loan at December 31, 2006. At December 31, 2005, the Bank identified $314,000 of loans as impaired as defined by generally accepted accounting principles. Impaired loans at December 2005 had a valuation allowance allocation of $47,000. During late 2007, the Company had one impaired loan of which the collateral was foreclosed on and sold prior to year end. For the years ended December 31, 2007, 2006 and 2005, the average recorded investment in impaired loans was $37,000, $155,000 and $100,000, respectively, and interest income recognized on impaired loans, all on the cash basis, was approximately $9,000, $5,000 and $15,000, respectively. No additional funds are committed to be advanced in connection with impaired loans. At December 31, 2007, nonaccrual loans were $793,100 and no loans existed that are past due 90 days or more and still accruing interest.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
Land	$1,138,100	$739,500
Buildings	6,768,100	6,845,900
Furniture and fixtures	2,580,400	2,322,400
Computer equipment & software	1,005,500	904,800
Automobiles	110,000	145,200
Construction in process	173,700	59,300

	11,775,800	11,017,100
Less - accumulated depreciation	(4,404,800)	(3,972,800)

	$7,371,000	$7,044,300

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 amounted to $626,800, $681,200 and $666,400, respectively.

NOTE 6 - DEPOSITS

Deposits accounts are summarized below:

	December 31,
	2007	2006
Demand deposits:
Noninterest-bearing	$27,984,700	$25,554,500

Interest-bearing:
Savings accounts	17,936,100	19,155,500
Checking accounts	32,096,400	24,561,300
Money market deposit accounts	16,910,500	17,108,700

Total interest-bearing	66,943,000	60,825,500

Total demand deposits	94,927,700	86,380,000
Time deposits	101,636,200	111,722,800

	$196,563,900	$198,102,800

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $28.1 million and $28.6 million at December 31, 2007 and 2006, respectively.

Time deposits outstanding at December 31, 2007 mature as follows:

Within one year	$79,154,000
One to two years	8,054,000
Two to three years	8,815,000
Three to four years	2,552,000
Four to five years	2,512,000
Thereafter	549,200

$101,636,200

NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments as of December 31, 2007 and 2006 are as follows:

	Carrying Amount	Fair Value
	(in thousands)
December 31, 2007

Financial assets
Cash and cash equivalents	$11,265	$11,265
Securities	22,894	22,894
Loans, net of allowance for loan losses	218,887	221,517
Accrued interest receivable	1,119	1,119
Financial liabilities
Deposits	196,564	190,538
Advances from Federal Home Loan Bank	41,117	41,340
Accrued interest payable	646	646
Unrecognized financial instruments
Commitments to extend credit	N/A	N/A

December 31, 2006

Financial assets
Cash and cash equivalents	$9,470	$9,470
Securities	30,408	30,408
Loans, net of allowance for loan losses	207,725	208,046
Accrued interest receivable	1,140	1,140
Financial liabilities
Deposits	198,103	187,004
Advances from Federal Home Loan Bank	35,233	35,078
Accrued interest payable	594	594
Unrecognized financial instruments
Commitments to extend credit	N/A	N/A

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Concluded)

Cash and cash equivalents

For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For restricted securities without readily determinable values, the carrying amount is considered a reasonable estimate of fair value.

Loan receivables

The fair value of loans is estimated by discounting future cash flows, using market rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans, such as the borrower's creditworthiness and compensating balances, and dissimilar types of real estate held as collateral.

Deposit liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting remaining maturities amounts using market rates for similar replacement funding sources.

Accrued interest receivable and payable

The carrying amounts of accrued interest receivable and payable approximate their fair values.

Advances from Federal Home Loan Bank

The carrying value of advances from the Federal Home Loan Bank due within ninety days from the balance sheet date approximates fair value. For those borrowings that mature beyond ninety days, the fair value of the borrowing is estimated by discounting future cash flows, using the current rates at which similar borrowings would be obtained from the Federal Home Loan Bank with similar remaining maturities.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Because of the competitive nature of the marketplace, loan fees vary greatly with no fees charged in many cases. Therefore, management has concluded no value should be assigned.

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Borrowings (“advances”) from the Federal Home Loan Bank (“FHLB”) are scheduled to mature as follows:

	December 31,
	2007	2006
Within one year	$18,700,000	$24,750,000
One to two years	17,000,000	3,000,000
More than two years	5,416,700	7,483,300

	$41,116,700	$35,233,300

Information regarding FHLB advances is summarized below:

	Years Ended December 31,
	2007	2006
Monthly average balance of borrowings outstanding	$33,785,100	$33,667,800

Maximum month-end balance of borrowings outstanding	$41,116,700	$42,683,300

The weighted average interest rate on advances was 4.94%, 4.92% and 3.59% for the years ended December 31, 2007, 2006 and 2005, respectively. These advances are collateralized by the Bank's investment in FHLB stock, qualifying real estate loans with a principal balance of approximately $105.3 million, and government agency and mortgage-backed securities with a fair market value of approximately $3.0 million held under a specific collateral agreement. The Bank has an available line of credit with the FHLB for up to 25% of Bank assets, or approximately $66.1 million at December 31, 2007. However, the Bank may request an increase in this borrowing capacity from the FHLB. At December 31, 2007 the Bank had sufficient collateral pledged to borrow a total of approximately $87.2 million from the FHLB. The borrowing capacity is subject to certain collateral requirements as stipulated in the FHLB borrowing agreement.

NOTE 9 - OTHER NONINTEREST INCOME AND EXPENSE

Other noninterest income and expense consists of the following:

	Years Ended December 31,
	2007	2006	2005
Other noninterest income
Income from real estate held for investment	$5,900	$24,100	$31,600
Safe deposit box rental	24,900	20,700	21,200
Increase in BOLI cash surrender value	158,200	147,100	134,700
Miscellaneous fees and commissions	83,000	76,700	69,400

	$272,000	$268,600	$256,900

Other noninterest expense
Education and seminars	$52,200	$65,900	$39,200
Personnel costs	101,000	93,300	77,700
Travel	46,000	46,900	34,300
Courier cost	33,100	27,000	26,700
Supervisory fees	55,200	48,000	30,400
Loan costs	34,300	43,000	48,300
ATM/VISA check card fees	152,200	119,900	95,700
Insurance	38,500	41,500	36,200
Bank service charges	77,900	72,300	70,900
Deposit account write-offs	43,600	7,700	26,300
Miscellaneous	36,300	34,900	39,900

	$670,300	$600,400	$525,600

NOTE 10 - INCOME TAXES

The provision for income taxes (benefit) is summarized below:

	Years Ended December 31,
	2007	2006	2005
Current
Federal	$1,152,400	$1,413,300	$1,378,300
State	—	—	2,000

	1,152,400	1,413,300	1,380,300

Deferred
Federal	(45,700)	(257,400)	(187,500)
State	—	—	—

	(45,700)	(257,400)	(187,500)

Total
Federal	1,106,700	1,155,900	1,190,800
State	—	—	2,000

	$1,106,700	$1,155,900	$1,192,800

	December 31,
	2007	2006
Deferred tax asset
Bad debts and other provisions	$951,000	$976,000
Unrealized loss on securities available for sale	168,000	—
Other	52,000	39,300

Total deferred tax asset	1,171,000	1,015,300

Deferred tax liability
FHLB stock	70,000	70,000
Depreciation	227,000	285,000
Unrealized gain on securities available for sale	—	59,000

Total deferred tax liability	297,000	414,000

Net deferred tax asset	$874,000	$601,300

NOTE 10 - INCOME TAXES (Concluded)

The differences between expected federal and state income tax expense at statutory rates to actual income tax expense are summarized as follows:

	Years Ended December 31,
	2007	2006	2005
Federal income tax expense - at statutory rate	$1,305,000	$1,390,000	$1,315,000
Tax effect of:
Tax exempt interest income	(84,000)	(53,000)	(50,000)
BOLI cash surrender value increase	(54,000)	(50,000)	(46,000)
Dividends received deduction	(65,000)	(58,000)	(42,000)
Other, net	4,700	(73,100)	15,800

	$1,106,700	$1,155,900	$1,192,800

The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which was effective January 1, 2007. FIN 48 provides a comprehensive model for how the Company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on its tax return. The Company does not have any unrecognized tax benefits as defined by FIN 48 and, therefore, there was no effect on the Company’s financial position or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and the state of Virginia. With few possible exceptions, the Company is no longer subject to U.S. or state income tax examinations by tax authorities for years before 2004.

NOTE 11 - STOCKHOLDERS’ EQUITY

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NOTE 11 - STOCKHOLDERS’ EQUITY (Continued)

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company and the Bank's actual capital amounts and ratios are presented in the table.

					To Be Well Capitalized Under Prompt Corrective Action Provisions

			For Capital Adequacy Purposes
	Actual
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2007:
Total Capital (to Risk-Weighted Assets):
Consolidated	$29,664	15.60%	$15,216	8.00%	$	N/A	N/A
Shore Bank	25,361	13.57%	14,954	8.00%		18,693	10.00%

Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$27,308	14.36%	$7,608	4.00%	$	N/A	N/A
Shore Bank	23,020	12.31%	7,477	4.00%		11,216	6.00%

Tier 1 Capital (to Average Assets):
Consolidated	$27,308	10.28%	$10,622	4.00%	$	N/A	N/A
Shore Bank	23,020	8.77%	10,498	4.00%		13,123	5.00%

As of December 31, 2006:
Total Capital (to Risk-Weighted Assets):
Consolidated	$28,060	15.09%	$14,879	8.00%	$	N/A	N/A
Shore Bank	23,471	12.97%	14,473	8.00%		18,091	10.00%

Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$25,611	13.77%	$7,440	4.00%	$	N/A	N/A
Shore Bank	21,180	11.71%	7,236	4.00%		10,855	6.00%

Tier 1 Capital (to Average Assets):
Consolidated	$25,611	9.93%	$10,319	4.00%	$	N/A	N/A
Shore Bank	21,180	8.27%	10,247	4.00%		12,809	5.00%

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends that may be paid at any date is generally limited to the retained earnings (as defined) for the Bank for the current and past two years, and loans or advances are limited to 10 percent of the Bank’s capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

At December 31, 2007, the Bank’s retained earnings available for the payment of dividends was $4.7 million. Accordingly, $18.8 million of the Company’s equity in the net assets of the Bank was restricted at December 31, 2007.

NOTE 11 - STOCKHOLDERS’ EQUITY (Concluded)

During the year ended December 31, 2007, the Company paid quarterly cash dividends of $0.07 per share for the first, second and third quarters and $0.08 per share for the fourth quarter. During the year ended December 31, 2006, the Company paid quarterly cash dividends of $0.058 per share for the first, second and third quarters and $0.07 per share for the fourth quarter. During the year ended December 31, 2005, the Company paid quarterly cash dividends of $0.05 per share for the first and second quarters and $0.058 per share for the third and fourth quarters. During August 2006, the Company effected a six-for-five stock split. All 2005 and 2006 dividends per share have been adjusted to reflect the August 2006 stock split. On January 8, 2008, the Company declared a $0.08 per share quarterly cash dividend paid on February 1, 2008 to shareholders of record on January 25, 2008.

During October 2001, the Company’s Board of Directors approved a Dividend Reinvestment Plan (“DRIP Plan”) whereby shareholders may elect to have cash dividends paid by the Company reinvested in its common stock, subject to certain limitations. Shareholders may also make optional cash payments to purchase additional shares of the Company’s common stock. The DRIP Plan document details the plan and was sent to each shareholder during November 2001.

During May 2007, the Company’s Board of Directors approved the repurchase of 125,000 additional shares of common stock on the open market. The Company has not repurchased any shares of common stock under this plan.

NOTE 12 - EMPLOYEE BENEFIT PLANS

401k Profit Sharing Plan

The Company’s 401k Profit Sharing Plan Trust (the “Plan”) provides for retirement, death and disability benefits. An employee becomes eligible for participation in the Plan on the first day of the month following their ninety day anniversary date with the Company. However, an employee must be employed on the last day of the year to be eligible for profit sharing under the Plan.

Employees may elect to defer 2%-15% of their compensation, with the Company making matching contributions equal to 100% of the first 3% of compensation deferred, and 50% of the next 3%. Matching contributions made by the Company under the Plan totaled approximately $120,300, $107,900 and $87,600 for the years ended December 31, 2007, 2006 and 2005, respectively. The Company may also elect to make discretionary contributions to the Plan. Accordingly, $120,000, $120,000 and $106,000 of such contributions were made during the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 12 - EMPLOYEE BENEFIT PLANS (Continued)

Stock Option Plans

The Company currently has one stock option plan for employees in effect – the 2001 Stock Incentive Plan (the “2001 Plan”). The 1992 Stock Option Plan expired, but certain options deemed earned are still exercisable. The Company’s 2001 Plan is designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and the Bank and reward employees for outstanding performance and the attainment of targeted goals. The 2001 Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (“incentive stock options”), as well as nonqualified stock options.

The 2001 Plan, approved by the Company’s shareholders on April 17, 2001, provides up to 388,800 shares of common stock (as adjusted for the December 2003 20% stock dividend and August 2006 six-for-five stock split) for granting restricted stock awards and stock options in the form of incentive stock options and nonstatutory stock options to employees of the Company. The 2001 Plan also provides for the granting of restricted stock awards. The 2001 Plan expires on April 16, 2011.

The 2001 Plan is administered by the Compensation Committee formed by the Company’s Board of Directors, each member of which is a “nonemployee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The 2001 Plan is in effect for a period of ten years from the date of adoption by the Board of Directors.

Under the 2001 Plan, the committee determines which employees will be granted options, whether such options will be incentive or nonqualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. In general, the per share exercise price of an incentive stock option shall be at least equal to the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a nonqualified stock option shall be not less than 50% of the fair market value of a share of common stock on the date the option is granted.

Stock options shall become vested and exercisable in the manner specified by the committee. In general, each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable for periods of up to 10 years after its date of grant. Stock options are nontransferable except by will or the laws of descent and distribution.

The committee also determines which employees will be awarded restricted stock and the number of shares to be awarded. The value of the restricted stock is to be at least equal to the fair market value of the common stock on the date the stock is granted. No shares of restricted stock have been awarded.

During the years ended December 31, 2007 and 2006, the Company did not grant incentive stock options under the 2001 Plan. During the year ended December 31, 2005, the Company granted 16,897 incentive stock options under the 2001 Plan at an average exercise price of $16.40. During the years ended December 31, 2007, 2006 and 2005, the Company granted 500, 10,880 and 24,217 nonqualified stock options under the 2001 plan at an average exercise price of $13.10, $14.86 and $15.37, respectively.

NOTE 12 - EMPLOYEE BENEFIT PLANS (Continued)

Stock Option Plan (continued)

The following table represents options outstanding under the Stock Plans:

	Years Ended December 31,
	2007			2006		2005
	Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding - beginning of year	137,989	$11.26		136,057	$10.85	111,479	$8.43
Granted	500	13.10		10,880	14.86	41,114	15.79
Exercised	(3,600)	6.30		(8,328)	(6.74)	(14,898)	6.22
Forfeited	(4,800)	14.95		(620)	15.19	(1,638)	12.61

Outstanding - end of year	130,089	$11.35	$65,400	137,989	$11.26	136,057	$10.85

Exercisable - end of year	128,369	$11.35	$70,500	136,529	$11.26	134,857	$10.84

Weighted average fair value of options granted		$3.82			$3.89		$4.30

The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $27,300, $66,100 and $100,800, respectively.

Nonvested Shares	Number of Options	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2007	1,460	$4.30
Granted	500	3.82
Vested	(240)	3.90
Forfeited	—	—

Nonvested at December 31, 2007	1,720	$3.87

As of December 31, 2007, there was $6,700 of total unrecognized compensation costs related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period 4.17 years. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 was $900, $40,900 and $172,500 respectively.

Total compensation cost of share-based payment arrangements recognized in income during 2007 was $900. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $300 for 2007.

NOTE 12 - EMPLOYEE BENEFIT PLANS (Concluded)

Stock Option Plan (concluded)

Cash received from option exercises under share-based payment arrangements for 2007, 2006 and 2005 was $22,700, $56,200 and $47,000, respectively. Tax deductions from option exercises of share-based arrangements received during 2007, 2006 and 2005 was $5,700, $10,900 and $9,300, respectively. During 2006 and 2007, no outstanding shares were exchanged towards the exercise of stock options, while 1,492 outstanding shares were exchanged towards the exercise of stock options during 2005.

Other information pertaining to options outstanding at December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$5.56 - $8.90	57,609	3.98	$7.06	57,609	$7.06
$13.50 - $16.40	72,481	5.07	$14.87	70,761	$14.87

Outstanding at end of year	130,089			128,369

NOTE 13 - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to and receives deposits from directors, officers and other related parties. Loans to employees are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers, except that the interest rate is reduced by a stated amount for primary residence loans, as long as such person remains employed by the Bank. At December 31, 2007, total deposit balances outstanding of related parties were $1.0 million. A summary of related party loan activity for the periods indicated is as follows:

Balance, December 31, 2006	$4,449,400
Originations	401,100
Repayments	(1,634,600)

Balance, December 31, 2007	$3,215,900

NOTE 13 - RELATED PARTY TRANSACTIONS (Concluded)

The Bank has a lease agreement with the Bank’s former Chairman of the Board of Directors to lease a lot at Four Corners Plaza, Onley, Virginia, for $2,000 per month expiring in 2009 with two five-year renewals. Each renewal will be at the option of the Bank and the leases will be based on the previous lease rate, after being adjusted for changes in the consumer price index. Shore Investments Inc. has a lease agreement with a partnership whereby the Company’s Chairman of the Board is the majority partner. The lease is for property located in Accomac, Virginia at $1,000 per month expiring in 2010 with two five-year renewal options available if the Bank chooses to exercise them. The Bank has a lease agreement with a director for two billboard signs at $400 per month each that expires in August 2011.

All related party transactions were consummated in terms equivalent to those that prevail in arm’s length transactions.

NOTE 14 - COMMITMENTS AND CONTINGENCIES AND OTHER RELATED PARTY TRANSACTIONS

Minimum future lease payments for these operating leases are as follows:

Years Ending December 31,
2008	$134,700
2009	84,000
2010	48,000
2011	38,000
2012	24,300

$329,000

Rental expense under operating leases was $104,200, $53,400 and $30,600 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

NOTE 14 - COMMITMENTS AND CONTINGENCIES AND OTHER RELATED PARTY TRANSACTIONS (Concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include single-family residences, other residential property, commercial property and land. At December 31, 2007 and 2006, the Bank had outstanding commitments to originate loans, including outstanding construction loan commitments, with variable interest rates of approximately $11.4 million and $8.4 million, respectively. In addition, unused lines of credit, primarily at variable rates, amounted to approximately $37.1 million and $36.2 million at December 31, 2007 and 2006, respectively. Standby letters of credit at December 31, 2007 and 2006 were $1.8 million and $984,000, respectively. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

In the normal course of business, the Bank has entered into employment agreements with some of its key executives. The Company may terminate the employment agreements with proper notice as specified in the agreements. Termination without cause (as defined in the agreement) entitles the executive to base salary and benefits for a specified period of time from the date of termination, depending on the agreement.

The Bank has an agreement with a service company whereby the latter furnishes data processing services to the Bank. The contract was last renewed during 2005 for an additional 60 months that is similar to the previous agreement and to those entered into by other entities in the financial institution industry. The costs represent normal operating costs to the Bank.

Various legal claims also arise from time to time in the normal course of business that, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

NOTE 15 - EARNINGS PER SHARE RECONCILIATION

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	Years Ended December 31,
	2007	2006	2005
Net income (numerator, basic and diluted)	$2,730,600	$2,933,100	$2,675,300
Weighted average shares outstanding (denominator)	2,499,800	2,492,100	2,485,100

Earnings per common share - basic	$1.09	$1.18	$1.08

Effect of dilutive securities:

Weighted average shares outstanding	2,499,800	2,492,100	2,485,100
Effect of stock options	19,400	30,500	36,200

Diluted average shares outstanding (denominator)	2,519,200	2,522,600	2,521,300

Earnings per common share - assuming dilution	$1.08	$1.16	$1.06

NOTE 16 - PARENT COMPANY

Since its inception, the Company’s business activities have been limited to investment activities related to the Bank and its excess cash. Dividends and management fees from the Bank and investment income represent the only sources of funds for the Company. Certain restrictions exist that limit the amount of dividends the Bank may declare without obtaining regulatory approval. At December 31, 2007, the Bank had approximately $4.7 million available to declare in dividends under existing regulatory guidelines.

The Company’s primary costs consist of its employees’ compensation expense, board of director’s expenses, public reporting requirements and annual fees associated with being a public company. During the years ended December 31, 2007, 2006 and 2005, the Bank paid the Company management fees of $564,000, $480,000 and $431,000, respectively, for its proportion of operating costs.

NOTE 16 - PARENT COMPANY (Continued)

The Company’s condensed balance sheets as of December 31, 2007 and 2006, and the related condensed statements of income and cash flows for years ended December 31, 2007, 2006 and 2005 are provided below:

Condensed Balance Sheets

	December 31,
	2007	2006
Assets
Cash and due from banks	$1,240,000	$682,000
Securities available-for-sale	3,501,000	5,224,000
Investment in Shore Bank	23,471,000	21,465,000
Other assets	644,000	169,000

Total assets	$28,856,000	$27,540,000

Liabilities and Stockholders’ Equity
Liabilities	$1,136,000	$1,414,000
Stockholders’ equity	27,720,000	26,126,000

Total liabilities and stockholders’ equity	$28,856,000	$27,540,000

Condensed Statements of Income

	Years Ended December 31,
	2007	2006	2005
Income
Dividends from Shore Bank	$700,000	$1,000,000	$500,000
Management Fees from Shore Bank	564,000	480,000	431,000
Investment income	279,000	239,000	171,000
Gain on sales of securities	125,000	246,000	185,000

Total income	1,668,000	1,965,000	1,287,000

Expenses
Compensation and benefits	456,000	441,000	412,000
Directors’ fees	98,000	81,000	93,000
Accounting and professional fees	140,000	147,000	97,000
Other	133,000	137,000	73,000

Total expenses	827,000	806,000	675,000

Income before income taxes and equity in undistributed net income of subsidiary	841,000	1,159,000	612,000
Income tax expense	—	—	—

Income before equity in undistributed net income of subsidiary	841,000	1,159,000	612,000
Equity in undistributed net income of subsidiary (1)	1,890,000	1,774,000	2,063,000

Net income	$2,731,000	$2,933,000	$2,675,000

(1)	Amount in parentheses represents the excess of dividends declared over net income of subsidiary.

NOTE 16 - PARENT COMPANY (Concluded)

Condensed Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
Operating Activities
Net income	$2,731,000	$2,933,000	$2,675,000
Equity in undistributed net income of subsidiary	(1,890,000)	(1,774,000)	(2,063,000)
Other non-cash transactions	(5,000)	14,000	—
Gain on sale of securities	(125,000)	(246,000)	(185,000)
Tax benefit from stock options	6,000	11,000	9,000
Compensation expense for stock options granted	—	40,000	—
Change in other assets	(50,000)	(30,000)	(9,000)
Change in other liabilities	3,000	18,000	9,000

Cash flows from operating activities	670,000	966,000	436,000

Investing Activities
Proceeds from sale and calls of available-for-sale securities	1,836,000	593,000	855,000
Purchase of available-for-sale securities	(821,000)	(1,643,000)	(877,000)
Purchase of premises and equipment	(425,000)	—	—
Sale of premises and equipment	—	—	—
Other investing activities	—	—	—

Cash flows from investing activities	590,000	(1,050,000)	(22,000)

Financing Activities
Proceeds from exercise of common stock options	23,000	56,000	72,000
Proceeds from borrowings	—	1,000,000	—
Payment of dividends on common stock	(725,000)	(610,000)	(538,000)

Cash flows from financing activities	(702,000)	446,000	(466,000)

Change in cash and cash equivalents	558,000	362,000	(52,000)
Cash and cash equivalents, beginning of year	682,000	320,000	372,000

Cash and cash equivalents, end of year	$1,240,000	$682,000	$320,000

NOTE 17 - QUARTERLY CONDENSED STATEMENTS OF INCOME – UNAUDITED

Quarterly Condensed Statements of Income - Unaudited

	2007 Quarters Ended
	March 31	June 30	September 30	December 31
Total interest and dividend income	$3,926,700	$4,049,600	$4,164,000	$4,116,400
Net interest income after provision for loan losses	2,067,300	2,195,800	2,277,900	2,336,000
Noninterest income	829,300	811,700	811,900	799,600
Noninterest expense	1,973,300	2,244,900	2,060,500	2,013,500
Income before income taxes	923,300	762,600	1,029,300	1,122,100
Net income	637,100	574,300	730,400	788,800
Earnings per common share - diluted	0.25	0.23	0.29	0.31
Dividends per common share	0.070	0.070	0.070	0.070

	2006 Quarters Ended
	March 31	June 30	September 30	December 31
Total interest and dividend income	$3,495,800	$3,774,500	$3,852,100	$3,990,100
Net interest income after provision for loan losses	2,102,500	2,093,900	2,045,400	2,194,500
Noninterest income	795,400	842,200	838,500	915,800
Noninterest expense	1,890,700	1,869,100	1,911,600	2,067,800
Income before income taxes	1,007,200	1,067,000	972,300	1,042,500
Net income	695,000	736,200	670,900	831,000
Earnings per common share - diluted	0.27	0.29	0.27	0.33
Dividends per common share	0.058	0.058	0.058	0.070

NOTE 18 - SEGMENT INFORMATION

Management determines the Company’s operating segments and evaluates their performance by the markets in which the Bank operates. Currently, the Bank operates in two different geographical markets: Virginia and Maryland. Generally, each market possesses a different customer base and occasionally requires that management approach product pricing and promotion in different manners. However, products offered in each market are similar. Additionally, the Maryland market represents a newer market to the Bank than does the Virginia market.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net interest income from operations and asset growth within the segments.

NOTE 18 - SEGMENT INFORMATION (Concluded)

Since the Company derives a significant portion of its revenues from interest income and interest expense is the most significant expense, the segments are reported below using net interest income for the periods indicated. The “Other” column primarily represents the Company’s investment activities resulting from excess cash available within the individual segments. The “Elimination” column represents intersegment activities and reconciles the segments to the Company’s consolidated financial statements.

(In thousands)	Virginia	Maryland	Other	Elimination of Intersegment Transactions	Total
Net Interest Income:
Year ended December 31, 2007	$6,575	$1,824	$(514)	$919	$8,804
Year ended December 31, 2006	$6,400	$1,752	$(377)	$720	$8,495
Year ended December 31, 2005	$6,174	$1,690	$590	$(17)	$8,437

Assets:
December 31, 2007	$206,469	$53,949	$38,745	$(32,496)	$266,667
December 31, 2006	$198,692	$49,441	$43,531	$(30,988)	$260,676

NOTE 19 - BRANCH DEPOSIT ACQUISITION

On December 13, 2002, the Bank acquired certain assets and assumed certain liabilities of the Salisbury, Maryland branch of Susquehanna Bank, a wholly-owned subsidiary of Susquehanna Bankshares Inc. The approximate fair value of the net assets acquired and deposit liabilities assumed amounted to $50,000 and $17.5 million, respectively. The Bank realized proceeds of approximately $16.8 million from the transaction, net of a deposit premium intangible of $620,000. The Bank is amortizing this intangible over ten years. During the years ended December 31, 2007, 2006 and 2005, the Bank realized amortization expense of $62,000, $62,000 and $62,000 respectively, on this asset and the accumulated amortization for the periods then ended was $310,000, $248,000 and $186,000, respectively.

NOTE 20 - COMPREHENSIVE INCOME

Total comprehensive income consists of the following for the years indicated:

	Years Ended December 31,
	2007	2006	2005
Net income	$2,730,600	$2,933,100	$2,675,300
Other comprehensive income (loss)	(439,800)	68,200	(539,400)

Total comprehensive income	$2,290,800	$3,001,300	$2,135,900

NOTE 20 - COMPREHENSIVE INCOME (Concluded)

The components of other comprehensive income are as follows for the years indicated:

	Years Ended December 31,
	2007	2006	2005
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period	$(591,600)	$316,000	$(674,600)
Less: reclassification adjustment for gain included in income	(74,500)	(210,000)	(166,400)

Total other comprehensive gain (loss) before tax effect	(666,100)	106,000	(841,000)
Tax benefit (expense)	226,300	(37,800)	301,600

Net unrealized gain (loss)	$(439,800)	$68,200	$(539,400)

NOTE 21 - SUBSEQUENT EVENT

On January 8, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hampton Roads Bankshares, Inc. (“HRB”). The Merger Agreement sets forth the terms and conditions of HRB’s acquisition of the Company through the merger of the Company with and into HRB (the “Merger”). Shore Bank, a wholly-owned subsidiary of the Company, will become a wholly-owned subsidiary of HRB in the Merger and will operate separately from the Bank of Hampton Roads, a wholly-owned subsidiary of HRB. Scott C. Harvard will continue to serve as President and Chief Executive Officer of Shore Bank. The headquarters of the surviving entity, Hampton Roads Bankshares, Inc., will be the current headquarters of HRB and its Board of Directors will be increased, as specified in the Merger Agreement, to include three new members who currently serve as directors of the Company.

Under the terms of the Merger Agreement, HRB will acquire all of the outstanding shares of the Company. The shareholders of the Company will receive, for each share of the Company common stock that they own immediately prior to the effective time of the Merger, either $22 per share in cash or 1.8 shares of common stock of HRB (the “Exchange Ratio”). Pursuant to the terms of the Merger Agreement, shareholders of the Company will have the opportunity to elect to receive cash, shares of common stock of HRB, or a combination of both subject to the allocation and proration procedures set forth in the Merger Agreement. The allocation and proration procedures are intended to ensure that, in the aggregate, no less than 25% and no more than 45% of the total merger consideration will be cash and the remainder will be common stock of HRB. However, HRB has reserved the right to increase the cash portion of the consideration up to 50% of the total merger consideration if the shareholders of the Company in the aggregate elect to receive less than 55% of the total consideration in common stock of HRB.

NOTE 21 - SUBSEQUENT EVENT (Concluded)

In addition, at the effective time of the Merger, each outstanding option to purchase shares of the Company common stock under any of the Company’s stock plans shall vest pursuant to its terms and shall be converted into an option to acquire the number of shares of HRB common stock equal to the number of shares of common stock underlying the option multiplied by the Exchange Ratio. The exercise price of each option will be adjusted accordingly.

Consummation of the Merger is subject to a number of customary conditions including the approval of the Merger by the shareholders of each of the Company and HRB and the receipt of all required regulatory approvals. The Merger is expected to be completed in the second quarter of 2008. Pursuant to the Merger Agreement either party may terminate the Merger Agreement in the event the Merger is not consummated by September 30, 2008. In addition, the Company may terminate the Merger Agreement in the event the Average Price of HRB common stock (as defined in the Merger Agreement) is less than $9.50 per share and HRB may terminate the Merger Agreement in the event such average price is greater than $14.94 per share. The termination of the Merger Agreement will, in certain circumstances, obligate the Company to pay HRB a termination fee of $1.0 million to $2.4 million depending on the triggering event and HRB to pay the Company a termination fee of $1.0 million.

On January 8, 2008, the Company declared a $0.08 per share quarterly cash dividend paid on February 1, 2008 to shareholders of record on January 25, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Shore Financial Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Shore Financial Corporation and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. Shore Financial Corporation and Subsidiaries’ management is responsibility for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shore Financial Corporation and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Norfolk, Virginia

February 27, 2008